Exhibit 1

TSX: CCO NYSE: CCJ	website: cameco.com currency: Cdn (unless noted)

2121 – 11th Street West, Saskatoon, Saskatchewan, S7M 1J3 Canada

Tel: 306-956-6200 Fax: 306-956-6201

Cameco Announces Election of Directors

Saskatoon, Saskatchewan, Canada, May 6, 2021    .    .    .    .    .    .    .    .    .     .    .    .    .

Cameco (TSX: CCO; NYSE: CCJ) has announced the election of nine board members at its annual meeting held on May 6, 2021.

Shareholders elected board members Leontine Atkins, Ian Bruce, Daniel Camus, Donald Deranger, Catherine Gignac, Tim Gitzel, Jim Gowans, Kathryn Jackson and Don Kayne.

The annual meeting also marked the retirement of Anne McLellan from the board after 15 years as a Cameco director.

“Anne will be missed for her wealth of knowledge, work ethic, experience and collegial nature, and particularly for the corporate governance leadership she has brought to our board,” said Ian Bruce, Cameco’s board chair.

Voting Results for Cameco Directors

Nominee	Votes For	% Votes For	Withheld	% Votes Withheld
Leontine Atkins	60,978,552	99.73%	168,044	0.27%
Ian Bruce	60,834,355	99.49%	312,240	0.51%
Daniel Camus	60,688,364	99.25%	458,231	0.75%
Donald Deranger	60,782,682	99.40%	363,913	0.60%
Catherine Gignac	60,890,460	99.58%	256,135	0.42%
Tim Gitzel	60,896,288	99.59%	250,307	0.41%
Jim Gowans	53,510,854	87.51%	7,635,742	12.49%
Kathryn Jackson	60,264,088	98.56%	882,507	1.44%
Don Kayne	55,124,445	90.15%	6,022,151	9.85%

Profile

Cameco is one of the largest global providers of the uranium fuel needed to energize a clean-air world. Our competitive position is based on our controlling ownership of the world’s largest high-grade reserves and low-cost operations. Utilities around the world rely on our nuclear fuel products to generate power in safe, reliable, carbon-free nuclear reactors. Our shares trade on the Toronto and New York stock exchanges. Our head office is in Saskatoon, Saskatchewan.

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Investor inquiries:	Media inquiries:
Rachelle Girard 306-956-6403 rachelle_girard@cameco.com	Jeff Hryhoriw 306-385-5221 jeff_hryhoriw@cameco.com